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                                                                   EXHIBIT 10.15




                             SECOND AMENDMENT TO THE
                               BORDERS GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN



         Section 2(j) of the Borders Group Employee Stock Purchase Plan (the "Plan") is hereby amended to read as follows, effective with respect to Offering Periods beginning on or after October 1, 1997:

         " (j) "Employee" shall mean any person, including an officer, who as of an Offering Date is regularly employed by the Company, a wholly owned Subsidiary of the Company or a Designated Subsidiary of the Company, except any person who is both "highly compensated" within the meaning of Section 414(g) of the Code and designated by the Committee as a participant in the Company's Management Stock Purchase Plan (other than director level employees who were given a one-time opportunity to purchase shares under the Management Stock Purchase Plan); provided, however, that such person's customary employment immediately prior to the relevant Offering Date must be more than 20 hours per week. Director level employees who are given a one-time opportunity to purchase shares under the Company's Management Stock Purchase Plan shall be eligible Employees"

         This Amendment shall not affect, or in any manner inure to the benefit of, any person who is subject to the reporting and short-swing liability provisions of Section 16 of the Exchange Act.

         Except as herein amended, the Plan shall remain in full force and effect.


                                            BORDERS GROUP, INC.


                                            By: /s/ George R. Mrkonic
                                               -------------------------